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EXHIBIT 10.9

July 30, 2001

Mr. Brian Davidson
Baystar Capital LP
c/o Stark Investments
1500 West Market Street
Mequon, Wisconsin 53092

RE: SETTLEMENT TERMS $4,500,000 9% SENIOR SUBORDINATED CONVERTIBLE NOTE DUE MAY 24, 2002

Dear Brian,

Confirming our July 27, 2001 telephone conversation, this letter summarizes our understanding of the terms for settling all of Baystar Capital LP's ("Baystar") claims against International Microcomputer, Inc. ("IMSI") related to the 9% Senior Subordinated Convertible Note Due May 24, 2002 ("Note").

IMSI will continue to calculate and accrue interest, penalty interest and penalties through the day of the close of Digital Creative Development Corporation's ("DCDC") investment in IMSI. As we discussed, DCDC has indicated that they are going to do everything possible to close by August 31, 2001. Attached is a schedule that summarizes the calculation of the total interest, penalty interest and penalties as of that date. That total is $1,755,735.42. On the closing date the Baystar claim against IMSI will be calculated as 10% of the Note balance plus the total accrued interest, penalty interest and penalties. Based on an August 31, 2001 close the total claim would be $625,573.54.

DCDC will pay this claim plus accrued interest in four installments on September 30, 2002, December 31, 2002, March 31, 2003 and June 30, 2003. Interest will accrue at 8% per annum from the date of the close until the September 30, 2002 payment. Thereafter, interest will accrue at the rate of 12% per annum until the claim is paid in full on or before June 30, 2003. Attached is a second schedule that summarizes the calculation of the four payments based on an August 31, 2001 close. The first three would be $177,533.92 and the final one would be $177,533.93 for a total of $710,135.69.

Attached is a letter that summarizes the debt settlement for all of IMSI's creditors. Union Bank of California, Silicon Valley Bank and the Creditors' Committee have all agreed orally to the proposed terms. Imageline has actually signed an agreement that provides for the 10% settlement of their arbitration award plus a twelve year consulting agreement to cover possible additional claims, assistance in the Zoom litigation and sales of IMSI's MasterClips products.

If you agree that this letter and the attached schedules do accurately state the terms of our understanding, we would appreciate your signing one copy of this letter and returning it to us. As soon as the attorneys complete drafting the actual consent form, we will send one to you for your signature.

Brian, I have very much appreciated working with you, Colin and Joe Gill. Thank you very much for your assistance and patience.

Yours truly,                            ACCEPTED AND AGREED:
                                        Baystar Capital LP

Jeffrey B. Morgan                       By: /s/ BRIAN DAVIDSON
----------------------------                ------------------------------------
Chief Financial Officer                     Brian Davidson

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